                                                                    Exhibit 10.1



                         AGREEMENT AND PLAN OF MERGER


                                     AMONG


                        TRUE NORTH COMMUNICATIONS INC.


                       CHEROKEE ACQUISITION CORPORATION


                                      AND


                    BOZELL, JACOBS, KENYON & ECKHARDT, INC.


                           Dated as of July 30, 1997

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TABLE OF CONTENTS                                                            Page
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
ARTICLE I THE MERGER........................................................   2
     Section 1.1  The Merger................................................   2
     Section 1.2  Effective Time............................................   2
     Section 1.3  Effects of the Merger.....................................   2
     Section 1.4  Charter and By-laws; Directors; Officers..................   2
     Section 1.5  Conversion of Securities..................................   3
     Section 1.6  Parent to Make Certificates Available.....................   4
     Section 1.7  Dividends; Transfer Taxes; Withholding....................   5
     Section 1.8  No Fractional Securities..................................   6
     Section 1.9  Return of Exchange Fund...................................   7
     Section 1.10  Adjustment of Exchange Ratio.............................   7
     Section 1.11  No Further Ownership Rights in Company Common Stock......   7
     Section 1.12  Closing of Company Transfer Books........................   7
     Section 1.13  Lost Certificates........................................   8
     Section 1.14  Further Assurances.......................................   8
     Section 1.15  Closing..................................................   8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.................   9
     Section 2.1  Organization, Standing and Power..........................   9
     Section 2.2  Subsidiaries..............................................  10
     Section 2.3  Capital Structure.........................................  10
     Section 2.4  Authority.................................................  11
     Section 2.5  Consents and Approvals; No Violations.....................  11
     Section 2.6  SEC Documents and Other Reports...........................  12
     Section 2.7  Absence of Certain Changes or Events......................  13
     Section 2.8  Permits and Compliance....................................  14
     Section 2.9  Tax Matters...............................................  14
     Section 2.10  Actions and Proceedings..................................  16
     Section 2.11  Certain Agreements.......................................  16
     Section 2.12  Benefit Plans............................................  18
     Section 2.13  Compliance with Certain Laws.............................  21
     Section 2.14  Liabilities..............................................  21
     Section 2.15  Labor Matters............................................  21
     Section 2.16  Intellectual Property....................................  22
     Section 2.17  Continuity of Business...................................  22
     Section 2.18  Company..................................................  22
     Section 2.19  Information in Registration Statement....................  23
     Section 2.20  Opinion of Financial Advisor.............................  23
     Section 2.22  Required Vote of Parent Stockholders.....................  23
     Section 2.23  Pooling of Interests.....................................  23
     Section 2.24  Operations of Sub........................................  24
     Section 2.25  Brokers..................................................  24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  24
     Section 3.1  Organization..............................................  24
     Section 3.2  Subsidiaries..............................................  24
     Section 3.3  Capital Structure.........................................  25
     Section 3.4  Authority.................................................  26
     Section 3.5  Consent and Approvals; No Violations......................  26
     Section 3.6  Company Financial Information.............................  27
     Section 3.7  Absence of Certain Changes or Events......................  27
     Section 3.8  Permits and Compliance....................................  28
     Section 3.9  Tax Matters...............................................  29
     Section 3.10  Actions and Proceedings..................................  30
     Section 3.11  Certain Agreements.......................................  30
     Section 3.12  Benefit Plans............................................  32
     Section 3.13  Compliance with Certain Laws.............................  34
     Section 3.14  Liabilities..............................................  35
     Section 3.15  Labor Matters............................................  35
     Section 3.16  Intellectual Property....................................  35

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
     Section 3.17  Continuity of Business...................................  35
     Section 3.18  Company Employees........................................  36
     Section 3.19  Information in Registration Statement....................  36
     Section 3.20  Opinion of Financial Advisor.............................  36
     Section 3.21  State Takeover Statutes..................................  36
     Section 3.22  Required Vote of Company Stockholders....................  36
     Section 3.23  Pooling of Interests.....................................  37
     Section 3.24  Brokers..................................................  37

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS........................  37
     Section 4.1  Conduct of Business by the Company Pending the Merger.....  37
     Section 4.2  Conduct of Business by Parent Pending the Merger..........  40
     Section 4.3  No Solicitation...........................................  42
     Section 4.4  Third Party Standstill Agreements.........................  44
     Section 4.5  Pooling of Interests; Reorganization......................  45
     Section 4.6  Other Actions.............................................  45

ARTICLE V ADDITIONAL AGREEMENTS.............................................  45
     Section 5.1  Stockholder Meetings......................................  45
     Section 5.2  Proxy Statement; Filings; Other Actions...................  46
     Section 5.3  Comfort Letters...........................................  47
     Section 5.4  Access to Information; Financial Reports..................  47
     Section 5.5  Compliance with the Securities Act........................  48
     Section 5.6  Stock Exchange Listings...................................  49
     Section 5.7  Fees and Expenses.........................................  49
     Section 5.8  Company Stock Options.....................................  50
     Section 5.9  Reasonable Best Efforts...................................  51
     Section 5.10  Public Announcements.....................................  52
     Section 5.11  Real Estate Transfer and Gains Tax.......................  52
     Section 5.12  State Takeover Laws......................................  53
     Section 5.13  Indemnification; Directors and Officers Insurance........  53
     Section 5.14  Notification of Certain Matters..........................  54
     Section 5.15  Employee Benefit Plans...................................  54
     Section 5.16  Management of Parent.....................................  56
     Section 5.17  Board of Directors of Parent and Committees Thereof......  57
     Section 5.18  Certain Litigation.......................................  57
     Section 5.19  FIRPTA Certificate.......................................  57

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER...............................  58
     Section 6.1  Conditions to Each Party's Obligation to Effect
                    the Merger..............................................  58
     Section 6.2  Conditions to Obligation of the Company to Effect
                    the Merger..............................................  59
     Section 6.3  Conditions to Obligations of Parent and Sub to Effect
                    the Merger..............................................  61

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............................  63
     Section 7.1  Termination...............................................  63
     Section 7.2  Effect of Termination.....................................  66
     Section 7.3  Amendment.................................................  66
     Section 7.4  Extension; Waiver.........................................  66

ARTICLE VIII GENERAL PROVISIONS.............................................  66
     Section 8.1  Non-Survival of Representations and Warranties............  66
     Section 8.2  Notices...................................................  67
     Section 8.3  Interpretation............................................  67
     Section 8.4  Counterparts..............................................  68
     Section 8.5  Entire Agreement; No Third-Party Beneficiaries............  68
     Section 8.6  Governing Law.............................................  68
     Section 8.7  Assignment................................................  68
     Section 8.8  Severability..............................................  68
     Section 8.9  Enforcement of this Agreement.............................  68
     Section 8.10  Obligations of Subsidiaries..............................  69


     Schedule 1 -  Principal Stockholders
     Schedule 2 -  Initial Parent Board Committees Following
                   Effective Time
     Exhibit A -   Company Stockholders Agreement
     Exhibit B -   Parent Stockholders Agreement
     Exhibit C -   Bruce Mason Employment Agreement
     Exhibit D -   Charles D. Peebler, Jr. Employment Agreement
     Exhibit E -   Richard S. Braddock Agreements
     Exhibit 5.5(a)
     Exhibit 5.5(b)

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------



          AGREEMENT AND PLAN OF MERGER, dated as of July 30, 1997 (this "Agreement"), among True North Communications Inc., a Delaware corporation ("Parent"), Cherokee Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                                 W I T N E S S E T H:


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of the Company's Class A Common Stock, par value $.001 per share ("Class A Common Stock"), and Class B Common Stock, par value $.001 per share ("Class B Common Stock" and, together with Class A Common Stock, "Company Common Stock"), not owned directly by Parent or the Company will be converted into shares of Parent Common Stock, par value $.33 per share ("Parent Common Stock");

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to each other to enter into this Agreement,(i) the stockholders of the Company listed on Schedule 1 hereto (the "Principal Stockholders") have entered into an agreement with Parent, substantially in the form attached hereto as Exhibit A (the "Company Stockholder Agreement"), pursuant to which the Principal Stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the Merger, and (ii) certain stockholders of Parent have entered into an agreement with the Company, substantially in the form attached hereto as Exhibit B (the "Parent Stockholder Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares of Parent Common Stock in favor of the Charter Amendment (as hereinafter defined), the Share Issuance (as hereinafter defined) and the election of directors provided for herein; and

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.15).

          Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          Section 1.4 Charter and By-laws; Directors; Officers. (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that at the Effective Time, Article FOURTH of the Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share." At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Certificate of Incorporation.

          (b) At the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of the following individuals: Leo-Arthur Kelmenson, Charles D. Peebler, Jr., David A. Bell, Dennis McClain and Valentine
J. Zammit.

          (c) Sections 5.16 and 5.17 hereof set forth agreements as to officers and directors, respectively, of Parent.

          Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by Parent or by any wholly-owned

Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor. For all purposes of this Agreement, shares held of record by the Company's Stock Bonus Plan and its Profit Sharing and Savings Plan shall be treated as issued and outstanding and shall not be considered treasury shares.

          (c) Conversion of Shares of Company Common Stock. Subject to the provisions of Sections 1.8 and 1.10, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b) and Dissenting Shares (as hereinafter defined)) shall be converted into 0.51 (such number being the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) any dividends and other distributions in accordance with Section 1.7, (ii) certificates representing the shares of Parent Common Stock into which such shares are converted and (iii) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
Section 1.8.

          (d) Warrants, Stock Options, Etc. Except to the extent otherwise provided in Section 5.8, each outstanding stock option or other right to purchase shares of Company Common Stock (excluding the Warrants (as hereinafter defined)), whether or not then exercisable or vested, shall remain outstanding after the Effective Time and shall, at the Effective Time, be converted into and become the right to purchase, subject to the satisfaction of the vesting provisions and the payment of the exercise price thereof, that number of shares of Parent Common Stock equal to the Exchange Ratio, for each share of Company Common Stock that would have been issued if such option or other right had been exercised immediately prior to the Effective Time. Each outstanding Warrant shall be converted into that number of shares of Parent Common Stock and such other property as would have been received by the holder if such Warrant had been exercised immediately prior to the Effective Time and the Company Common Stock that would have been received upon such exercise had been converted pursuant to Section 1.5(c).

          (e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to dissent from the Merger and require appraisal of their shares (the "Dissenting Shares") shall not be converted as described in Section 1.5(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time solely into the amount of shares of Parent Common Stock provided in Section 1.5(c).

          Section 1.6 Parent to Make Certificates Available.

          (a) Exchange of Certificates. Parent shall authorize First Chicago Trust Company of New York (or such other bank or trust company as shall be acceptable to Parent and the Company) to act as the Exchange Agent hereunder (the "Exchange Agent"). Within three business days after the Effective Time (but subject to Section 1.8), Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock or issuable pursuant to Section 1.5(d) in exchange for outstanding Warrants, (ii) cash required to make payments in lieu of any fractional shares pursuant to Section 1.8 and (iii) cash or other property to pay or make any dividends or distributions pursuant to Section 1.7 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund.

          (b) Exchange Procedures. Within three business days after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or outstanding Warrants converted in the Merger (the "Certificates") a letter of transmittal in form reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares or Warrants represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, (ii) cash in lieu of any fractional share in accordance with Section 1.8 and (iii) certain dividends and other distributions in accordance with Section 1.7. Any Certificate so surrendered shall forthwith be canceled.

          Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable escheat, abandoned property or similar laws, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any certificate representing shares of Parent Common Stock or cash or other property is to be issued or delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

          Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) on the trading day prior to the date of the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled. Within three business days after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8. For purposes of paying such cash in lieu of fractional shares, all Certificates surrendered for exchange by a Company stockholder shall be aggregated, and no such Company stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock with respect to such Certificates surrendered.

          Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 1.10 Adjustment of Exchange Ratio. Subject to Section 4.2, in the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock, other than normal quarterly cash dividends (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

          Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

          Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Warrants shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

          Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct (but consistent with the practices Parent applies to its own stockholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

          Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 1.15 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived, or at such other time and place as Parent and the Company shall agree.


                                  ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
               ------------------------------------------------

          Parent and Sub represent and warrant to the Company as follows:

          Section 2.1 Organization, Standing and Power. Parent, Sub and each of Parent's Significant Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect (as hereinafter defined) on Parent or prevent or materially delay the consummation of the Merger. Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and By-Laws and the Restated Certificate of Incorporation and By-laws (or similar organizational documents) of its Significant Subsidiaries.

          As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Parent or the Company, as the case may be, means such state of facts, event, change or effect has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. No dollar amounts used as a threshold in any provision hereof (including without limitation the amount appearing in Sections 2.17 and 3.17) shall be determinative of materiality. For purposes of this Agreement, (i) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity and (ii) "Significant Subsidiary" means any Subsidiary of Parent or the Company, as the case may be, that would constitute a "significant subsidiary" of Parent or the Company within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC").

          Section 2.2 Subsidiaries. Except as set forth in item 2.2 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the SEC (the "Parent Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

          Section 2.3 Capital Structure. (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 100,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock"), of which 30,000 shares have been designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"). At the close of business on July 29, 1997, (i) 25,099,092 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) no shares of Parent Preferred Stock were outstanding.

          (b) As of the date of this Agreement, except for stock options held by current and former employees and directors of Parent and its Subsidiaries, as described on item 2.3(b) of the Parent Letter (the "Parent Stock Options"), and the rights to purchase shares of Series A Preferred Stock (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement") dated as of November 16, 1988, as amended, and any other matter set forth in item 2.3(b) of the Parent Letter, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any Subsidiary or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

          (c) Each of the outstanding shares of capital stock of each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by a direct or indirect wholly owned Subsidiary of Parent, free and clear of all liens, pledges, security interests, rights of first refusal, claims and other encumbrances (collectively, "Liens"), in each case except as reflected in item 2.3(c) of the Parent Letter.

          (d) Except as set forth in item 2.3(d) of the Parent Letter, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries, (ii) to vote or to dispose of any shares of the capital stock of any of Parent's Subsidiaries or (iii) to make or pay any dividend, distribution or other payment in respect of its capital stock or other equity related right of Parent or any of its Subsidiaries.

          (e) Except for shares of Parent Common Stock, no voting rights with respect to Parent are conferred on the holders of any outstanding equity or debt instruments of Parent.

          Section 2.4 Authority. The Boards of Directors of Parent and Sub have duly approved this Agreement and the election of directors and officers as provided in Sections 5.16 and 5.17. The Board of Directors of Parent has declared advisable an amendment to Parent's Restated Certificate of

Incorporation to increase the number of authorized shares of Parent Common Stock to 90,000,000 (the "Charter Amendment"), and the Board of Directors of Parent has resolved to recommend the approval by Parent's stockholders of the Charter Amendment and the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance"). Each of Parent and Sub has all corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Parent of the Charter Amendment, the Share Issuance and the election of directors as provided in Section 5.17, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to approval by the stockholders of Parent of the Charter Amendment and the Share Issuance. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The Charter Amendment, the Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

          Section 2.5 Consents and Approvals; No Violations. Except as set forth in item 2.5 of the Parent Letter, the execution and delivery by Parent and Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Sub with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries under, (i) the Restated Certificate of Incorporation, By-laws or comparable organization documents of Parent or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent or materially delay the consummation of Merger. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange

Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger, (iv) such filings as may be required in connection with the taxes described in Section 5.11 and such filings contemplated by Section 5.19, (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (vi) as may be required under foreign laws,
(vii) such filings as may be required under the DGCL in connection with the Charter Amendment and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of the Merger.

          Section 2.6  SEC Documents and Other Reports.  Except as set forth in item 2.6 of the Parent Letter, Parent has timely filed all required documents with the SEC since January 1, 1996 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by United States generally accepted accounting principles, Parent has not, since December 31, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

          Section 2.7 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents filed with the SEC prior to the date of this Agreement and except as disclosed in item 2.7 of the Parent Letter, since December 31, 1996: (A) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect on Parent; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect on Parent; (C) there has been no material change in the indebtedness of Parent or its Subsidiaries and no change in the capital stock of Parent except for the issuance of shares of Parent Common Stock pursuant to Parent Stock Options; (D) there has been no event causing a

Material Adverse Effect on the Parent nor any development that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent; and (E) during the period from December 31, 1996 through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2.

          Section 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the Merger, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the Merger. Neither Parent nor any of its Subsidiaries is in violation of
(A) its Restated Certificate of Incorporation, By-laws or other comparable organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent or materially delay the Merger. Except as set forth in the Parent SEC Documents or item 2.8 of the Parent Letter, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent or materially delay the Merger.
For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the individuals identified in item 2.8 of the Parent Letter.

          Section 2.9 Tax Matters. (a) Except as otherwise set forth in item 2.9(a) of the Parent Letter, and other than exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Parent and each of its Subsidiaries have filed all Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns; (ii) all Tax Returns filed by Parent and each Subsidiary are complete and accurate and disclose all Taxes required to be paid by Parent and each of its Subsidiaries for the periods covered thereby; (iii) none of Parent or any of its Subsidiaries has waived in writing or been requested to waive in writing any statute of limitations in respect of income Taxes which waiver is currently in effect; (iv) the Tax Returns referred to in clause (i) relating to income or franchise Taxes have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such

Tax Returns were required to be filed has expired; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of Parent or any Subsidiary; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or reserved against on the books of the Parent and its Subsidiaries; and (vii) all Taxes which Parent or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of Parent or its Subsidiaries.

          (b) Except as set forth in item 2.9(b) of the Parent Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to Parent or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such item 2.9(b), assuming the Closing occurs on October 31, 1997 and termination of all listed individuals without cause on such date is set forth in such item 2.9(b).

          (c) For purposes of this Agreement (i) "Tax" (and, with correlative meaning, "Taxes") shall mean: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (B) any liability of Parent, Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member or an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Parent, Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement; (ii) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) "Tax Sharing Arrangement" shall mean any written or unwritten arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has includes Parent, Company or any Subsidiary.

          Section 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement and except as set forth in item 2.10 of the Parent Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Parent Benefit Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, except as set forth in item 2.10 of the Parent Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings, labor disputes or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Parent Benefit Plan that, individually or in the aggregate, would have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of the Merger. As of the date hereof, except as set forth in item 2.10 of the Parent Letter, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

          Section 2.11 Certain Agreements. (a) Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as listed in item 2.11(a) of the Parent Letter, as of the date hereof, there is no Contract (as defined in Section 3.11) to which Parent or any of its Subsidiaries is a party or is otherwise bound that is material (without regard to dollar value) to Parent and its Subsidiaries taken as a whole. Item 2.11(a) of the Parent Letter sets forth a list of the following Contracts to which Parent or any of its Subsidiaries is a party or otherwise bound: (i) material Contracts of partnership, joint venture or strategic alliance or with stockholders or a significant business partner; (ii) Contracts containing covenants of Parent or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area; (iii) Contracts relating to any material acquisition or divestiture, consummated within the last three years, of any operating business or assets or capital stock of any person; (iv) Contracts relating to the borrowing of money or guarantee of any payment by a third party in excess of $10 million; (v) confidentiality Contracts with respect to information relating to Parent or any of its Subsidiaries (other than such Contracts entered into in contemplation of a possible business combination);
(vi) any other Contracts pursuant to the terms of which there is either a current or future obligation or right of Parent or any of its Subsidiaries to make payment or incur obligations in excess of $5 million or receive payment or value in excess of $5 million which can be canceled without liability, premium or penalty only on ninety days or more notice; and (vii) Contracts with the ten largest client accounts of Parent and its Subsidiaries and any other Contract which is material (without regard to dollar value) to Parent and its Subsidiaries taken as a whole (such Contracts required to be listed in item 2.11(a) of the Parent Letter being referred to herein as the "Parent Material Contracts").

          (b) There have been delivered or made available to the Company true, complete and correct copies of all Parent Material Contracts which are not exhibits to Parent SEC Documents filed prior to the date of this Agreement. To the Knowledge of Parent, all Parent Material Contracts are valid and binding upon Parent or one of its Subsidiaries, as the case may be, in accordance with their terms. There exists no event of default by Parent or its Subsidiaries under any of such Parent Material Contracts or, to the Knowledge of Parent, by any third party thereto, nor any event which, with notice or lapse of time or both, would constitute an event of default by Parent or any of its Subsidiaries thereunder, except in each case for any event of default that, individually or in the aggregate, would not have a

Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

          (c) Except as listed in item 2.11(c) of the Parent Letter, neither Parent nor any of its Subsidiaries is a party to any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be paid, increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Parent Common Stock, or shares of Parent Common Stock granted in connection with the performance of services for Parent or its Subsidiaries, is or will be entitled to receive cash from Parent or any Subsidiary of Parent in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

          (d) Parent has made available to the Company, complete and correct copies of the Agreement dated May 19, 1997 among Publicis SA and its affiliates, on the one hand, and Parent and its affiliates, on the other hand, and the principal related documents (the "Publicis Unwind Agreements"). The Publicis Unwind Agreements constitute the valid and binding obligations of Parent and Publicis and their respective affiliates enforceable against each of them in accordance with their terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. There has occurred no event of default (nor any event which, with notice or lapse of time or both, would constitute an event of default) by Parent under the Publicis Unwind Agreements, or to the Knowledge of Parent, by any third parties thereto, except for any event of default (or any event which, with notice or lapse of time or both, would constitute an event of default) that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. Parent has delivered to the Company a document entitled "Summary of Publicis Proposal - Impact on Continuing Operations" pro forma for the twelve months ended March 31, 1997 (accompanied by an "agreed-upon procedures letter" from Arthur Andersen LLP) showing the effects on net income and earnings per share of the transactions contemplated by the Publicis Unwind Agreements as though they had occurred at the beginning of such period.

          Section 2.12 Benefit Plans. (a) Item 2.12(a) of the Parent Letter contains a list of each Parent Benefit Plan (as hereinafter defined). With respect to each Parent Benefit Plan, Parent has made, or will as soon as practicable after the date hereof make, available to the Company a true and correct copy of (i) the most recent annual report (Form 5500 and accompanying schedules) filed with the Internal Revenue Service (the "IRS") for such plans required to file such reports, (ii) the plan document for such Parent Benefit Plan, including any amendments thereto, if such plan is in writing, (iii) each trust agreement, insurance contract or administration agreement, if any, relating to such Parent Benefit Plan, (iv) the most recent summary plan description for each Parent Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Parent Benefit Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code,(vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension

Benefit Guaranty Corporation relating to any outstanding controversy or audit. Benefits under all Parent Benefit Plans are as represented, and subsequent to the date as of which documents have been made available to the Company no such benefits have been materially increased and neither Parent nor any Subsidiary of Parent has entered into, adopted or amended (except as required to maintain the tax-qualified status of any Parent Benefit Plan intended to be qualified under
Section 401(a) of the Code) any Parent Benefit Plan, and, except as disclosed in item 2.12(a) of the Parent Letter, does not have any obligation or present intention to do so. With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of Parent or any of its Subsidiaries or ERISA Affiliates (as hereinafter defined) (collectively, the "Parent Benefit Plans"), individually and in the aggregate, no event has occurred, and to the Knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any of its Subsidiaries or ERISA Affiliates could be subject to any liability that, individually or in the aggregate, would have a Material Adverse Effect on Parent, under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law. Except as listed on item 2.12(b) of the Parent Letter, all Parent Benefit Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on item 2.12(b) of the Parent Letter, to the Knowledge of Parent, there is no reason why any Parent Benefit Plan is not so qualified in operation. Neither Parent nor any of its Subsidiaries has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as disclosed in item 2.12(b) of the Parent Letter or as required by (1) Part 6 of Title I of ERISA or (2) the laws of a jurisdiction outside the United States.

          (b) With respect to the Parent Benefit Plans, there are no funded benefit obligations for which contributions have not been made to the extent required by law or the terms of such plans, as the case may be, or if not yet made because such contributions are not due under law or the terms of such plans, properly accrued in accordance with United States generally accepted accounting principles in the financial statements of Parent and its Subsidiaries and there are no unfunded benefit obligations as of the date hereof which have not been accounted for in accordance with generally accepted accounting principles in the financial statements of the Parent or any of its Subsidiaries.

          (c) (i) Each Parent Benefit Plan is in substantial compliance with ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Benefit Plan subject to Title IV of ERISA which could result in material liability to Parent or its ERISA Affiliates, (iii) neither Parent nor any of its ERISA Affiliates would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Effective Time, Parent or any such ERISA Affiliate were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Parent Multiemployer Plan (as hereinafter defined), and neither Parent nor any of its

ERISA Affiliates has instituted, or is currently considering taking, any action to contribute to any "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) other than a Parent Multiemployer Plan, (iv) except as set forth in item 2.12(a) of the Parent Letter, no action has been taken, or is currently being considered to terminate any Parent Benefit Plan subject to Title IV of ERISA, and (v) neither Parent nor any of its Subsidiaries has incurred any material liability to the IRS with respect to any Parent Benefit Plan, including, without limitation, any liability imposed under Chapter 43 of the Code, and no condition or circumstance has existed that would give rise to any such liability. As of the date of the most recent actuarial report or valuation for each Parent Benefit Plan subject to Title IV of ERISA, the fair value of the assets of each such plan are at least equal to the accumulated benefit obligation of such plan, based on the actuarial methods, tables and assumptions set forth in such report or valuation, and, to the Knowledge of Parent, there has been no change since such date to cause such accumulated benefit obligation to exceed the current fair value of such assets.

          (d) Item 2.12(d) of the Parent Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with senior management of Parent and its Subsidiaries, (ii) severance programs and policies of Parent or a Subsidiary of Parent with or relating to their employees and
(iii) plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to their employees which contain change of control or similar provisions. Parent has provided to the Company a true and complete copy of each of the foregoing, or, with respect to agreements with officers of Subsidiaries of Parent, will provide such a copy as soon as practical after the date hereof.

          (e) No asset of Parent or any of its Subsidiaries is subject to any lien arising under ERISA or the Code on account of any Parent Benefit Plan, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither Parent nor any of its Subsidiaries has been required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such requirement to provide any such security.

          (f) As used herein, "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise with respect to which is subject to any liability.

          Section 2.13 Compliance with Certain Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, are disclosed in the Parent SEC Documents or would not have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent.

          Section 2.14 Liabilities. Except as set forth in the Parent SEC Documents filed prior to the date hereof, as of the date hereof, Parent and its Subsidiaries have no liabilities, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

          Section 2.15 Labor Matters. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract in the United States, except for the collective bargaining agreements (i) between R/ Greenberg Associates New York and International Alliance of Theatrical Stage Employees, Local 600 and (ii) with major commercial talent unions, including Screen Actors Guild and American Federation of Television and Radio Artists. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries in the United States (the "Parent Business Personnel"), and there is no unfair labor practice complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice or complaint, individually or in the aggregate, would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

          Section 2.16 Intellectual Property. Parent and its Subsidiaries have all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

          Section 2.17 Continuity of Business. To the Knowledge of Parent, except as described in item 2.17 of the Parent Letter, no client from which Parent and its Subsidiaries received commission and fee income in the year ended December 31, 1996 in excess of $40 million has given notice of its intent to terminate, materially reduce or put up for review the provision of services by Parent or any of its Subsidiaries or has indicated that it is considering such action.

          Section 2.18 Company Employees. To the Knowledge of Parent except as described in item 2.18 of the Parent Letter, since December 31, 1996 no employee or group of employees of Parent or any of its Subsidiaries who is or are responsible for a business operation of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries, taken as a whole, has or have delivered any notice of termination or indicated that he or she is considering such an action.

          Section 2.19 Information in Registration Statement. None of the information to be supplied by Parent or Sub for the purpose of inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Stockholder Meetings (as defined in Section 5.1) will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 2.20 Opinion of Financial Advisor. Parent has received the written opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

          Section 2.21 State Takeover Statutes. The Board of Directors of the Parent has, to the extent such statutes are applicable, (a) taken all action necessary to exempt Company, its Subsidiaries and affiliates, the Merger, this Agreement, the Parent Stockholders' Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL or satisfy the requirements thereof and (b) taken, or prior to the Effective Time will take, all actions necessary to satisfy the provisions of Section 203 of the DGCL. To the Knowledge of the Parent, no other state takeover statutes governing Parent are applicable to the Merger, the Parent Stockholders' Agreement, this Agreement and the transactions contemplated hereby and thereby.

          Section 2.22 Required Vote of Parent Stockholders. The affirmative vote of a majority of the outstanding shares of Parent Common Stock is required to approve the Charter Amendment. The affirmative vote of a majority of the votes cast on the Share Issuance is required to approve the Share Issuance, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Parent Common Stock. The affirmative vote of a majority of the votes cast in the election of directors as provided in Section 5.17 is required to approve such election. No other vote of the stockholders of Parent is required by law, the Restated Certificate of Incorporation or By-laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

          Section 2.23 Pooling of Interests. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          Section 2.24 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 2.25 Brokers. No broker, investment banker or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent (as reflected in an agreement, a copy of which has been delivered to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Sub as follows:

          Section 3.1 Organization. The Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws (or similar organizational documents) of its Significant Subsidiaries.

          Section 3.2 Subsidiaries. Item 3.2(a) of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), lists the name of each Subsidiary of the Company and the jurisdiction of its organization, the authorized, issued and outstanding number of shares of its equity securities and the record holder of the shares of its equity securities.

          Section 3.3 Capital Structure. (a) The authorized capital stock of the Company consists of 12,000,000 shares of Class A Common Stock, 43,000,000 shares of Class B Common Stock, and 103,665 shares of Serial Preferred Stock, par value $.01 per share ("Company Preferred Stock"). At the close of business on July 29, 1997, (i) 8,266,959 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 26,789,344 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and (iii) no shares of Company Preferred Stock were outstanding.

          (b) As of the date of this Agreement, except for stock options covering not in excess of 2,100,000 shares of Company Common Stock under the Company's stock option plan(s) (collectively, the "Company Stock Options"), and warrants to purchase not in excess of 1,670,496 shares of Company Common Stock (the "Warrants") as disclosed in item 3.3(b) of the Company Letter, there are no options, warrants, calls, rights or agreements to which the

Company or except as disclosed in item 3.3(b) of the Company Letter any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

          (c) Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Liens, in each case except as reflected in item 3.3(c) of the Company Letter.

          (d) Except as set forth in item 3.2(d) of the Company Letter, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any its Subsidiaries, (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries or (iii) to make or pay any dividend, distribution or other payment in respect of its capital stock or other equity related right of the Company or any of its Subsidiaries.

          (e) Except for shares of Company Common Stock, no voting rights with respect to the Company are conferred on the holders of any outstanding equity or debt instruments of the Company.

          Section 3.4 Authority. The Board of Directors of the Company has duly approved this Agreement, and has resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

          Section 3.5 Consent and Approvals; No Violations. Except as set forth in item 3.5 of the Company Letter, the execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation, By-laws or comparable organization documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its

Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.11 and such filings contemplated by Section 5.19, (vi) such filings as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

          Section 3.6 Company Financial Information. Set forth in item 3.6 of the Company Letter is a copy of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1997 and 1996 (the "Company Balance Sheet") and (b) the audited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years ended March 31, 1997 and 1996 (such statements of income, changes in stockholder's equity and cash flows with the notes thereto, together with the Company Balance Sheet, the "Company Financial Information"). The Company Financial Information has been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of March 31, 1997 and 1996, and the consolidated statements of income, stockholder's equity and cash flows of the Company and its Subsidiaries for the fiscal years ended March 31, 1997 and 1996, subject to the notes regarding the matters reflected therein.

          Section 3.7 Absence of Certain Changes or Events. Except as disclosed in item 3.7 of the Company Letter, since March 31, 1997 (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect on the Company; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect on the Company; (C) there has been no material change in the indebtedness of the Company and its Subsidiaries, no change in the capital stock of the Company except for the issuance of shares of Company Common Stock pursuant to Company Stock Options or the Warrants, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; (D) there has been no event causing a Material Adverse Effect on the Company, nor any development that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company; and (E) during the period from March 31, 1997 through the date of this Agreement, except as disclosed in any item of the Company Letter neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

          Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Merger, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Merger. Neither the Company nor any of its Subsidiaries is in violation of (A) its Restated Certificate of Incorporation, By-laws or other comparable organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation, or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in item 3.8 of the Company Letter, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the Merger. "Knowledge of the Company" means the actual knowledge of the individuals identified in item 3.8 of the Company Letter.

          Section 3.9 Tax Matters. (a) Except as otherwise set forth in item 3.9(a) of the Company Letter and other than exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed all Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns; (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby; (iii) none of the Company or any of its Subsidiaries has waived in writing or been requested to waive in writing any statute of limitations in respect of Taxes which waiver is currently in effect; (iv) the Tax Returns referred to in clause
(i) related to income or franchise Taxes have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or reserved against on the books of the Company and its Subsidiaries;
(vii) all Taxes which the Company or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (viii) none of the Company or any of its Subsidiaries has been a member of any Company Group other than each Company Group of which it is a member as of the date hereof; and (ix) during the two-year period prior to the Effective Time, the Company did not make a distribution to which Section 355 of the Code applies and no Subsidiary distributed stock of one Subsidiary to the Company or another Subsidiary. For purposes of this Agreement, "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor).

          (b) Except as set forth in item 3.9(b) of the Company Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder), with respect to the Company or any of its Subsidiaries without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such item 3.9(b), assuming the Closing occurs on October 31, 1997 and termination of all listed individuals without cause on such date, is set forth in such item 3.9(b).

          Section 3.10  Actions and Proceedings.  Except as set forth in Item
3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as in Section 3.12(f) defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

          Section 3.11 Certain Agreements. (a) Item 3.10(a) of the Company Letter sets forth a list of all of the following contracts, agreements, leases, mortgages, indentures, notes or other obligations (collectively, "Contracts") to which the Company or any of it Subsidiaries is a party or otherwise bound: (i) material Contracts of partnership, joint venture or strategic alliance or with stockholders or a significant business partner; (ii) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area; (iii) Contracts relating to any material acquisition or divestiture, consummated within the last three years, of any operating business or assets or capital stock of any person;
(iv) Contracts relating to the borrowing of money or guarantee of any payment by a third party in excess of $10 million; (v) confidentiality Contracts with respect to information relating to the Company or any of its Subsidiaries (other than such Contracts entered into in contemplation of a possible business combination); (vi) any other Contracts pursuant to the terms of which there is either a current or future obligation or right of the Company or any of its Subsidiaries to make payment or incur obligations in excess of $5 million or receive payment or value in excess of $5 million which can be canceled without liability, premium or penalty only on ninety days or more notice; and (vii) Contracts with the ten largest client accounts of the Company and its Subsidiaries and any other Contract which is material (without regard to dollar value) to the Company and its Subsidiaries taken as a whole (such Contracts required to be listed in item 3.11(a) of the Company Letter being referred to herein as the "Company Material Contracts").

          (b) There have been delivered or made available to Parent true, complete and correct copies of all Company Material Contracts. To the Knowledge of the Company, all Company Material Contracts are valid and binding upon the Company or one of its Subsidiaries, as the case may be, in accordance with their terms. There exists no event of default by the Company or its Subsidiaries under any of such Company Material Contracts or, to the Knowledge of the Company, by any third party thereto, nor any event which, with notice or lapse of time or both, would constitute an event of default by the Company or any of its Subsidiaries thereunder, except in each case for any event of default that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

          (c) Except as listed in item 3.11(c) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement (subject to Section 5.8). Item 3.11(c) of the Company Letter sets forth the estimated amount which would be payable to each of the top five highest paid officers of the Company and its Subsidiaries in the United States under (i) any employment, severance, continuity or similar agreement or (ii) any cancellation and cash-out of Company Stock Options, in each case assuming the consummation of the Merger and the termination without cause of such person's employment.

          Section 3.12 Benefit Plans. (a) Item 3.12(a) of the Company Letter contains a list of each Company Plan (as hereinafter defined). With respect to each Company Plan, the Company has made, or will as soon as practicable after the date hereof make, available to Parent a true and correct copy of (i) the most recent annual report (Form 5500 and accompanying Schedules) filed with the IRS for such plans required to file such reports, (ii) the plan document for such Company Plan, including any amendments thereto, if such plan is in writing,
(iii) each trust agreement, insurance contract or administration agreement, if any, relating to such Company Plan, (iv) the most recent summary plan description for each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit. Benefits under all Company Plans are as represented, and subsequent to the date as of which documents have been made available to Parent no such benefits have been materially increased and neither the Company nor any Subsidiary of the Company has entered into, adopted or amended (except as required to maintain the tax-qualified status of any Company Plan intended to be qualified under Section 401(a) of the Code) any Company Plan, and does not have any obligation or present intention to do so. (v) Each Company Plan is in substantial compliance with ERISA, the Code and all other applicable statutes and governmental rules and regulations, (w) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan subject to Title IV of ERISA which could result in material liability to the Company or its ERISA Affiliates, (x) neither the Company nor any of its ERISA Affiliates has contributed, or been obligated to contribute, to a Company Multiemployer Plan (as hereinafter defined) at any time or has instituted, or is currently considering taking, any action to do so, (y) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (z) neither the Company nor any of its Subsidiaries has incurred any material liability to the IRS with respect to any Company Plan, including, without limitation, any liability imposed under Chapter 43 of the Code, and no condition or circumstance has existed that would give rise to any such liability. As of the date of the most recent actuarial report or valuation for any Company Plan subject to Title IV of ERISA, the fair value of the assets of each such plan are at least equal to the accumulated benefit obligation of such plan, based on the actuarial methods, tables and assumptions set forth in such report or valuation, and, to the Knowledge of the Company, there has been no change since such date to cause such accumulated benefit obligation to exceed the current fair value of such assets.

          (b) With respect to the Company Plans, there are no funded benefit obligations for which contributions have not been made to the extent required by law or the terms of such plans, as the case may be, or, if not made because such contributions are not yet due under law or the terms of such plans, properly accrued in accordance with GAAP in the financial statements of the Company and its Subsidiaries, and there are no unfunded benefit obligations as of the date hereof which have not been accounted for in accordance with GAAP in the financial statements of the Company or any of its Subsidiaries.

          (c) With respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or ERISA Affiliates would be subject to any liability under the terms of such Company Plans that would have a Material Adverse Effect on the Company. Except as listed on item 3.12(c) of the Company Letter, all Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on item 3.12(c) of the Company Letter, to the Knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title I of ERISA or as disclosed in Item 3.12(c) of the Company Letter or (ii) the laws of a jurisdiction outside the United States.

          (d) Item 3.12(d) of the Company Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with senior management of the Company and its Subsidiaries, (ii) severance programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control or similar provisions. The Company has provided to the Parent a true and complete copy of each of the foregoing or, with respect to agreements with officers of Subsidiaries of the Company, will provide such a copy as soon as practical after the date hereof.

          (e) No asset of the Company or any of its Subsidiaries is subject to any lien arising under ERISA or the Code on account of any Company Plan, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither the Company nor any of its Subsidiaries has been required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such requirement to provide any such security.

          (f) As used herein, (i) "Company Plan" means each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), and any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of the Company or any of its Subsidiaries or ERISA Affiliates, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise with respect to which is subject to any liability, and
(iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          Section 3.13 Compliance with Certain Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

          Section 3.14 Liabilities. Except as set forth in the Company Financial Information or item 3.14 of the Company Letter, as of the date hereof, the Company and its Subsidiaries have no liabilities, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          Section 3.15 Labor Matters. Except as set forth in Item 3.15 of the Company Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract in the United States. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries in the United States (the "Company Business Personnel"), and there is no unfair labor practice complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice or complaint, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

          Section 3.16 Intellectual Property. The Company and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          Section 3.17 Continuity of Business. To the Knowledge of the Company, except as described in item 3.17 of the Company Letter, no client from which the Company and its Subsidiaries received commission and fee income in the fiscal year ended March 31, 1997 in excess of $40 million has given notice of its intent to terminate, materially reduce or put up for review the provision of services by the Company and its Subsidiaries or has indicated that it is considering such action.

          Section 3.18 Company Employees. To the Knowledge of the Company except as described in item 3.18 of the Company Letter, since December 31, 1996 no employee or group of employees of the Company or any of its Subsidiaries who is or are responsible for a business operation of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, has or have delivered any notice of termination or indicated that he or she is or they are considering such an action.

          Section 3.19 Information in Registration Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for the purpose of inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 3.20 Opinion of Financial Advisor. The Company has received the written opinion of Merrill Lynch & Co., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

          Section 3.21 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, (a) taken all action necessary to exempt Parent, its Subsidiaries and affiliates, the Merger, this Agreement, the Company Stockholders' Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL or satisfy the requirements thereof and (b) taken, or prior to the Effective Time will take, all actions necessary to satisfy the provisions of Section 203 of the DGCL. To the Knowledge of the Company, no other state takeover statutes governing the Company are applicable to the Merger, the Company Stockholders' Agreement, this Agreement and the transactions contemplated hereby and thereby.

          Section 3.22 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the stockholders of the Company is required by law, the Restated Certificate of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

          Section 3.23 Pooling of Interests. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or

(ii) jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          Section 3.24 Brokers. No broker, investment banker or other person, other than Merrill Lynch & Co. and Gregory & Hoenemeyer, Inc., the fees and expenses of which will be paid by the Company (as reflected in agreements between such firms and the Company, copies of which have been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                 ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

          Section 4.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (a) through (n) of this Section 4.1 and except as contemplated by the Company Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement and subject to Section 4.5 or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the termination of the Company's employees undertaken in the ordinary course of business and consistent with past practices;

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Class A Common stock and Class B Common Stock pursuant to Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

          (c) amend its Restated Certificate of Incorporation or By-laws or other comparable organizational documents;

          (d) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve an aggregate consideration paid by the Company and its Subsidiaries (including the assumption of debt and valuing any non-cash consideration at its fair market value) not in excess of $5 million or (B) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve assets having an aggregate fair market value or book value not in excess of $5 million;

          (e) make any capital expenditures, other than capital expenditures not in excess of $20,000,000 in the aggregate made in the ordinary course of business consistent with past practice;

          (f) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, guarantee any debt securities of others or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (ii) borrowing or guarantees not in excess of $20 million in the aggregate incurred in the ordinary course of business consistent with past practice;

          (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (h) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than employment agreements which each have an future liability of not in excess of $1,000,000 or as required by law;

          (i) except (A) as permitted under Section 4.1(h) or (B) to the extent required by written employment agreements existing on the date of this Agreement, (1) increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice,
(2) grant any severance or termination pay except in the ordinary course of business consistent with past practice or (3) establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, as may be required to comply with applicable law;

          (j) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (k) prepare or file any federal, state, local or foreign Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (l) settle or compromise any material federal, state, local or foreign income tax liability;

          (m) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance which could be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the Merger; or

          (n) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          The Company shall promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company or which could prevent or materially delay the consummation of the Merger.

          Section 4.2 Conduct of Business by Parent Pending the Merger. Except as expressly permitted by clauses (a) through (k) of this Section 4.2 and except as contemplated by the Publicis Unwind Agreements or the Parent Letter, during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Parent Letter (with specific reference to the applicable subsection below), Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular quarterly dividends of not more than $0.15 per share of Parent Common Stock declared and paid on dates consistent with past practice and (B) dividends and other distributions by Subsidiaries), (ii) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the repurchase of shares of Parent Common Stock pursuant to any open market repurchase plan or in connection with any acquisition in which such shares are used as consideration therefor);

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Parent Common stock pursuant to Parent Stock Options outstanding on the date of this Agreement in accordance with their current terms and other than in connection with an acquisition undertaken pursuant to Paragraph (d) of this Section 4.2;

          (c) amend its Restated Certificate of Incorporation or By-laws or other comparable organizational documents;

          (d) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve an aggregate consideration paid by Parent and its Subsidiaries (including the assumption of debt and valuing any non-cash consideration at its fair market value) not in excess of $5 million or (B) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve assets having an aggregate fair market value or book value not in excess of $5 million;

          (e) make any capital expenditures, other than capital expenditures not in excess of $20,000,000 in the aggregate made in the ordinary course of business consistent with past practice;

          (f) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, guarantee any debt securities of others or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (ii) borrowing or guarantees not in excess of $20 million in the aggregate incurred in the ordinary course of business consistent with past practice;

          (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Parent or any Significant Subsidiary;

          (h) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Parent Plan or employment or consulting agreement, other than employment agreements which each have a future liability of not in excess of $1,000,000 or as required by law;

          (i) except (A) as permitted under Section 4.2(h) or (B) to the extent required by written employment agreements existing on the date of this Agreement, (1) increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice,
(2) grant any severance or termination pay except in the ordinary course of business consistent with past practice or (3) establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, as may be required to comply with applicable law;

          (j) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance which could be reasonably expected to have a Material Adverse Effect on Parent or prevent or materially delay the Merger; or

          (k) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Parent shall promptly advise the Company orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or which could prevent or materially delay the consummation of the Merger.

          Section 4.3 No Solicitation. (a) From and after the date hereof, the Company will not, and will not permit any of its or its Subsidiaries' officers, directors or employees, and the Company will use its reasonable best efforts to cause all of its and its Subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Company Takeover Proposal (as hereinafter defined) or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its business, properties or assets to, any third party which makes a Company Takeover Proposal if the Board of Directors of the Company determines, in its good faith judgment, that such third party may ultimately propose a Superior Company Takeover Proposal (as hereinafter defined); provided, further, that nothing in this Section 4.3(a) shall prevent the Company or its Board from taking, and disclosing to the Company's stockholders, a position with regard to any Company Takeover Proposal. The Company will promptly notify Parent of the receipt of any Company Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Company Takeover Proposal, and will promptly notify Parent of any determination by the Company's Board of Directors that a Superior Company Takeover Proposal may ultimately be made. As used in this Agreement, (i) "Company Takeover Proposal" shall mean any proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries and (ii) "Superior Company Takeover Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to an exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries in which the sole consideration to be received by the stockholders of the Company (other than cash for fractional shares or other consideration which is non-material in amount) is the common stock of a widely-held public company which, immediately after the consummation of the transaction, will own (directly or indirectly) all or substantially all of the equity or assets of the Company on terms which a majority of the members of the Board of Directors of the Company, having received the advice of an independent financial advisor, determines in their good faith reasonable judgment to be more favorable to the Company's stockholders than the terms of the transactions contemplated hereby.

          (b) From and after the date hereof, Parent will not, and will not permit any of its or its Subsidiaries' officers, directors or employees, and Parent will use its reasonable best efforts to cause all of its and its Subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Parent Takeover Proposal (as hereinafter defined) or engage in or continue discussions or negotiations relating thereto; provided, however, that Parent may engage in discussions or negotiations with, or furnish information concerning Parent and its business, properties or assets to, any third party which makes a Parent Takeover Proposal if the Board of Directors of Parent determines, in its good faith judgment, that such third party may ultimately propose a Superior Parent Takeover Proposal (as hereinafter defined); provided, further, that nothing in this Section 4.3(b) shall prevent Parent or its Board from taking, and disclosing to Parent's stockholders, a position with regard to any Parent Takeover Proposal. Parent will promptly notify the Company of the receipt of any Parent Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly notify Parent of any determination by Parent's Board of Directors that a Superior Parent Takeover Proposal may ultimately be made. As used in this Agreement, (i) "Parent Takeover Proposal" shall mean any proposal or offer, for a tender or exchange offer, a merger, consolidation or other business combination involving Parent or any of its Significant Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Parent or any of its Significant Subsidiaries and (ii) "Superior Parent Takeover Proposal" shall mean a bona fide proposal or offer made by a third party to acquire Parent pursuant to an exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of Parent and its Subsidiaries in which the sole consideration to be received by the stockholders of Parent (other than cash for fractional shares or other consideration which is non-material in amount) is the common stock of a widely-held public company which, immediately after the consummation of the transaction, will own (directly or indirectly) all or substantially all of the equity or assets of Parent on terms which a majority of the members of the Board of Directors of Parent, having received the advice of an independent financial advisor, determines in their good faith reasonable judgment to be more favorable to Parent's stockholders than the terms of the transactions contemplated hereby.

          Section 4.4 Third Party Standstill Agreements. (a) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent).

          (b) During the period from the date of this Agreement through the Effective Time, Parent shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Parent or any of its Subsidiaries is a party (other than any involving the Company).

          Section 4.5 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take any action which action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate attached to the Company Letter or the Parent Tax Certificate attached to the Parent Letter to be untrue or incorrect in any material respect. Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary in order that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

          Section 4.6 Other Actions. Except as expressly contemplated or permitted by this Agreement or except as set forth in the Company Letter or the Parent Letter, neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of its representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger contained in Section 6.1, 6.2 or 6.3 not being satisfied (subject to the Company's and Parent's right to take actions specifically permitted by Sections 4.1 and 4.2, respectively).


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS
                             ---------------------

          Section 5.1 Stockholder Meetings. The Company and Parent each shall call a meeting of its stockholders (respectively, the "Company Stockholder Meeting" and the "Parent Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable after the date hereof for the purpose of considering the adoption of this Agreement (in the case of the Company) and the Charter Amendment and the Share Issuance and the election of directors as provided in Section 5.17 (in the case of Parent). The Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board determines, in its good faith judgment, having received the advice of independent legal counsel, that the making of, or the failure to withdraw, such recommendation would constitute a breach of such Board's fiduciary duties under applicable law. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

          Section 5.2 Proxy Statement; Filings; Other Actions. (a) As promptly as practicable after the date hereof, Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective stockholders.

Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.8), and the Company shall furnish all information concerning the Company and the holders of Class A Common Stock and Class B Common Stock as may be reasonably requested in connection with any such action, including information relating to the number of shares of Parent Common Stock required to be registered.

          (b) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

          (c) Each of the Company and Parent will promptly, and in any event within 10 days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act. Each of the Company and Parent will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submissions which is necessary under the HSR Act. Without limiting the generality of the foregoing, each of the Company and Parent will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each of the Company and Parent will keep the other apprised of the status of any such inquiry or request. Each of the Company and Parent will use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby.

          Section 5.3 Comfort Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of KPMG Peat Marwick LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen LLP, Parent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          Section 5.4 Access to Information; Financial Reports. (a) Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the

Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, Tax Returns, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (b) The Company shall, without cost to Parent, deliver to Parent the following financial information (such information being herein referred to as "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time (other than the last fiscal quarter of any fiscal year), the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such quarter, (ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such year, in each case prepared in accordance with GAAP (except as may be noted therein), and (iii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws; and such Supplemental Financial Information delivered to Parent shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries for the period covered, subject to the notes regarding the matters reflected therein.

          (c) All information obtained by Parent or the Company pursuant to this
Section 5.4 (a) and (b) shall be kept confidential in accordance with each of the Confidentiality Agreements, dated April 1, 1997 between Parent and the Company.

          (d) Parent shall, without cost to the Company, deliver to the Company any filing made by Parent to the SEC including any Form 10-Q, 8-K or 10-K prior to, if practicable, or, in any event, not later than the day after the date of such filing with the SEC.

          Section 5.5 Compliance with the Securities Act. (a) Within 30 days following the date of this Agreement, the Company shall deliver to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Company Stockholder Meeting, in the Company's reasonable judgment may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent not less than 30 days prior to the Effective Time a written agreement in substantially the form of Exhibit 5.5(a) hereto, executed by such person.

          (b) Within 30 days following the date of this Agreement, Parent shall deliver to the Company a list (reasonably satisfactory to counsel for the Company) identifying those persons who may be, at the time of the Parent Stockholder Meeting, in Parent's reasonable judgment, may be deemed to be affiliates of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall use its reasonable best efforts to enter into a written agreement, not less than 30 days prior to the Effective Time, in substantially the form of Exhibit 5.5(b) hereto with each of such persons.

          Section 5.6 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger and upon exercise of the Substitute Options.

          Section 5.7 Fees and Expenses. (a) Except as provided in this Section
5.7 and in Section 5.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, except that all printing expenses and SEC filing fees shall be divided equally between Parent and the Company.

          (b) The Company shall pay, or cause to be paid, in same day funds, to Parent $15 million (the "Company Termination Fee") upon demand if: (i) this Agreement is terminated by the Company pursuant to Section 7.1(d) or by Parent or the Company pursuant to Section 7.1(f) or 7.1(i) and within six months following any such termination a Third Party Company Acquisition Event (as hereinafter defined) occurs; (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(h); or (iii) this Agreement is terminated and prior thereto a Third Party Company Acquisition Event occurred.

          A "Third Party Company Acquisition Event" means any of the following events: (A) any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), other than Parent or its Subsidiaries, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of the Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of the Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Subsidiaries); (C) the Company enters into an agreement providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company and its Subsidiaries (other than the transactions contemplated by this Agreement); or (D) any Person (other than Parent or its Subsidiaries) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of the Company Common Stock that results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of the Company Common Stock. For purposes of this Section 5.7, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

          (c) Parent shall pay, or cause to be paid, in same day funds, to the Company $15 million (the "Parent Termination Fee") upon demand if: (i) this Agreement is terminated by Parent pursuant to Section 7.1(d) or by Parent or the Company pursuant to 7.1(g) and within six months following any such termination a Third Party Parent Acquisition Event (as hereinafter defined) occurs; (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(j); or
(iii) this Agreement is terminated and prior thereto a Third Party Parent Acquisition Event occurred.

          A "Third Party Parent Acquisition Event" means any of the following events: (A) any Person, other than the Company or its Subsidiaries, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Parent Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Parent Common Stock (other than a group which includes or may reasonably be deemed to include the Company or any of its Subsidiaries); (C) Parent enters into an agreement providing for a merger or other business combination involving Parent or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Parent and its Subsidiaries (other than the transactions contemplated by this Agreement); or (D) any Person (other than the Company or its Subsidiaries) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of the Parent Common Stock that results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of Parent Common Stock.

          Section 5.8 Company Stock Options. Not later than the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company's stock option plans in effect on the date hereof (the "Stock Plans") shall be assumed by Parent and become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, which options shall have an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Substitute Options for shares of Parent Common Stock, unless in the judgment of Parent such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above in this Section 5.8, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time. This
Section 5.8 shall be subject to any contrary provision in the applicable Stock Plan or in the option agreement respecting the Company Stock Options outstanding thereunder, but the Company agrees to use its reasonable best efforts to obtain any necessary consents of holders of the Company Stock Options to effect this
Section 5.8 and to obtain any necessary consents of holders of Warrants to effect Section 1.5(d). The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Substitute Options, as described in this Section 5.8. Parent agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon exercise of the Substitute Options as contemplated by this Section 5.8.

          Section 5.9 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals),
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

          (b) Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.9 if the Board of Directors of the Company shall determine, in its good faith judgment, having received the advice of independent outside legal counsel to the Company, that such action would constitute a breach of such Board's fiduciary duties under applicable law, and (ii) in connection with any filing or submission required or action to be taken by Parent, the Company or any of its respective Subsidiaries to consummate the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Parent's prior consent, and Parent shall not, without the Company's prior consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company or the Parent and their Subsidiaries taken as a whole, and neither Parent nor the Company nor any of their Subsidiaries shall be required to divest any assets or business of Parent or its Subsidiaries or the Company or its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Parent or its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to the Company or any such assets or businesses.

          Section 5.10 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

          Section 5.11 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Surviving Corporation or the Company will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any

(collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be agreed to between Parent and the Company. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.11 in the preparation of any return with respect to the Transfer Taxes.

          Section 5.12 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          Section 5.13 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent agrees to cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the "Indemnified Parties") to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's Restated Certificate of Incorporation and By-laws for acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175 percent of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (b) Any Indemnified Party wishing to claim indemnification under
Section 5.13(a), upon learning of any claim, action, suit, proceeding or investigation subject to indemnification thereunder, shall promptly notify the Surviving Corporation thereof. An Indemnified Party may select counsel to represent him or her in connection with any of the foregoing, which counsel shall be reasonably acceptable to the Surviving Corporation, and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent; and provided, further, that the Surviving Corporation shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single matter except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such matter. The Surviving Corporation shall not have any obligation hereunder to an Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          Section 5.14 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(A) any representation or warranty contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect,
(B) any representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (C) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.15 Employee Benefit Plans. (a) Parent agrees that no later than January 1, 1999, a new program of employee benefits that is generally applicable on identical terms and conditions to all similarly situated Company Employees and Parent Employees (as defined below) will be adopted by the Board of Directors of Parent (or a committee thereof) and become effective. For the period commencing on the Effective Time and continuing until the date such a new program is effective, Parent will, or will cause its Subsidiaries, including, without limitation, the Surviving Corporation, to, honor and continue to maintain and contribute to all Parent Benefit Plans and all Company Plans, in accordance with the respective terms and conditions of such plans in effect on the date hereof (and any amendments to, or termination of, any Parent Benefit Plan approved or authorized by the Board of Directors of Parent or any committee thereof prior to the date hereof and any amendment thereafter required to maintain the tax-qualified status of any Parent Benefit Plan or Company Plan intended to have such status), except (i) that to the extent that any Company Plan refers to Company Stock, such reference shall, after the Effective Time, be changed to Parent Stock, adjusted to the extent appropriate to reflect the Exchange Ratio, or (ii) to the extent that Parent in good faith after consultation with counsel determines to do so would be inconsistent with the Employee Retirement Income Security Act of 1974, as amended, or other applicable law. For purposes of this Section 5.15, Parent Employee shall include any individual who at the Effective Time is employed by and on the active payroll of Parent or any of its Subsidiaries and Company Employee shall mean any individual who at the Effective Time is employed by and on the active payroll of the Company or any of its Subsidiaries. An individual who is not on the active payroll of Parent, the Company or their Subsidiaries, as the case may be, on account of any approved or legally required leave of absence shall become a Parent Employee or Company Employee, as the case may be, upon his or her return to active employment pursuant to the terms of such leave. Notwithstanding the foregoing, nothing in this Section 5.15(a) shall entitle any Parent Employee or Company Employee to any minimum amount of bonus or other incentive compensation (including stock option grants) pursuant to any Parent Benefit Plan or Company Plan applicable to executives, key employees or other senior management for any period after the Effective Time.

          Notwithstanding anything herein to the contrary, except as otherwise required by law or as is necessary for the Bozell, Jacobs, Kenyon & Eckhardt, Inc. Profit Sharing and Savings Plan (the "Company Profit Sharing

Plan") or the Bozell Inc. Stock Bonus Plan (the "Company Stock Bonus Plan") to satisfy the qualification requirements of Section 401 of the Code, neither Parent nor any Subsidiary shall take any action, including, but not limited to, amending, merging or otherwise altering the Company Profit Sharing Plan or the Company Stock Bonus Plan, which allows the reallocation of any or all of the assets of the Company Stock Fund (as such term is currently defined in the Company Profit Sharing Plan) or the Company Stock Bonus Plan from the account of any Current Company Plan Participant (as hereinafter defined) to the account of any individual who is not a Current Company Plan Participant, other than at the election of the Current Company Plan Participant. For purposes of the preceding sentence, the term "Current Company Plan Participant" means an individual who immediately prior to the Effective Time either (i) is a participant in the Company Profit Sharing Plan who has, as of such time, an account balance invested in the Company Stock Fund, or (ii) is a participant in the Company Stock Bonus Plan.

          (b) With respect to benefits payable or provided to former employees of the Company or any Subsidiary of the Company who have retired or otherwise terminated service before the Effective Time, neither Parent nor any Subsidiary of Parent (including, without limitation, the Surviving Corporation) shall take or cause to be taken after the Effective Time any action to reduce or adversely affect such benefits, including, without limitation, retiree health, medical and life insurance benefits, from the level and terms on which any such benefits are provided to such former employees of the Company or its Subsidiaries on the date hereof except to the extent that the Company or its Subsidiaries had the authority to do so on the date hereof, and any such action taken applies generally in an identical manner to all similarly situated former employees of the Company, Parent and any of their Subsidiaries then eligible to receive such or similar benefits.

          (c) For purposes of eligibility to participate and vesting, and eligibility for and accrual of benefits under all Parent Benefit Plans (except, with respect to accrual of benefits under any Parent Benefit Plan that is a defined benefit pension plan) that may become applicable to any Company Employee, all service of any Company Employee with the Company or any Subsidiaries of the Company (or a predecessor of any thereof) prior to the Effective Time shall, after the Effective Time, be treated as service with the Surviving Corporation, the Parent or their Subsidiaries (as applicable), to the same extent that service with the Company or any of its Subsidiaries prior to the Effective Time is taken into account under the Company Plans. With respect to participation of Company Employees and their dependents in Parent Benefit Plans, Parent and its Subsidiaries shall, or shall cause the applicable Parent Benefit Plans to (x) waive any waiting periods or affiliation periods and any pre-existing condition and actively-at-work exclusions (or other similar limitations on participation) otherwise applicable after the Effective Time to Company Employees or their dependents, (y) waive any evidence of insurability requirements and (z) provide that all claims and expenses of Company Employees and their dependents during any plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under such plans.

          Section 5.16 Management of Parent. Effective as of the Effective Time, Richard S. Braddock shall serve as a non-executive Chairman of the Board of Parent, Bruce Mason shall serve as Chief Executive Officer of Parent and Charles
D. Peebler, Jr. shall serve as President of Parent. The chief executive officers of Parent's FCB Advertising Entities (as hereinafter defined) and the Company's Bozell Worldwide Subsidiary shall be J. Brendan Ryan and David A. Bell, respectively, and both of such chief executive officers shall report to Bruce Mason. The chief executive officers of the Diversified Companies (as hereinafter defined) shall report to Charles D. Peebler, Jr. The "FCB Advertising Entities" shall mean FCB/Leber Katz Partners, Foote Cone & Belding Advertising, Inc., Foote Cone & Belding, Inc., FCB Healthcare, FCB International, FCB Japan, Inc., Wilkins Group and other related Foote Cone & Belding agency entities. The "Diversified Companies" shall mean Parent's and the Company's direct Subsidiaries other than the FCB Advertising Entities and Bozell Worldwide, and shall include, without limitation, Poppe Tyson, Temerlin McClain, Bozell Sawyer Miller Group, McCracken Brooks, Bozell Wellness Worldwide, TN Technologies, Wahlstrom & Company, Tierney & Partners, Borders, Perrin and Norrander and Market Growth Resources and the separate media buying companies of Parent and the Company. The chief executive officers of any direct Subsidiaries acquired after the date hereof shall have reporting relationships as determined by the Board of Parent. Compensation and other matters for each of Bruce Mason and Charles D. Peebler, Jr. shall be as set forth in the Agreements entered into as of the date hereof (but effective as of the Effective Time) between Parent and each of Bruce Mason and Charles D. Peebler, Jr., forms of which are attached hereto as Exhibits C and D, respectively. Bruce Mason and Charles D. Peebler, Jr. shall be responsible for presenting to the Board of Directors of Parent no later than February 28, 1999, a plan of management succession for each of their respective positions within Parent. Compensation and other matters for Richard
S. Braddock shall be as set forth in the Agreement attached hereto as Exhibit E.

          Section 5.17 Board of Directors of Parent and Committees Thereof. At the Effective Time, by reason of their election at the Parent Stockholders Meeting provided for in Section 5.1, the Board of Directors of Parent shall be comprised of 12 members as follows: six directors selected by Parent board (Bruce Mason, J. Brendan Ryan and four current non-employee directors of Parent other than the Publicis Designee (as defined)); five directors selected by the Company board (Charles D. Peebler, Jr., Leo-Arthur Kelmenson and David A. Bell and two non-employees); and only for so long as Publicis shall be entitled to cause its designee to serve as a director on the Board of Parent under the Publicis Unwind Agreements (the "Publicis Designee"), the Publicis Designee shall be a twelfth director. The initial composition of the committees of the Board of Directors of Parent following the Effective Time shall be as described on Schedule 2.

          Section 5.18 Certain Litigation. The Company and Parent shall not settle any litigation commenced after the date hereof against the Company, Parent or any of other directors by any stockholder of either party relating to the Merger or this Agreement without the prior written consent of the other party (which shall not be unreasonably withheld).

          Section 5.19 FIRPTA Certificate. The Company shall deliver to Parent, not more than 20 days prior to the Effective Time, a statement in accordance with Treas. Reg. (S)(S) 1.1445-2(c) (3) and 1.897-2(h) certifying that the Company is not, and has not been during the past five years, a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code, and Parent shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treas. Reg. (S) 1.1445-
4. In addition, the Company shall have delivered to Parent at the Effective Time the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg. (S) 1.897-2(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Effective Time.

                                 ARTICLE VI

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

          Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Restated Certificate of Incorporation and By-laws of the Company, and the Charter Amendment, the Share Issuance and the election of directors shall have been duly approved by the requisite vote of the stockholders of Parent in accordance with applicable rules of the NYSE, applicable law and the Restated Certificate of Incorporation and By-laws of Parent.

          (b) Stock Exchange Listings. The Parent Common Stock issuable in the Merger and pursuant to Substitute Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

          (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall (after the date of this Agreement) have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

          (f) Accounting. Each of Parent and the Company shall have received at the Effective Time an opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to Parent and the Company, that the Merger will qualify for pooling of interests accounting treatment under Accounting

Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement. Each of Parent and the Company shall have delivered all affiliate letters from their respective affiliates to the extent reasonably necessary to protect the pooling of interests accounting treatment of the Merger.

          Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Tax Opinion. The Company shall have received an opinion of White & Case, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

     (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, White & Case may rely upon, among other things, the representations contained herein, representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter and representations from certain stockholders of the Company. This condition precedent shall be satisfied even if such opinion does not express an opinion as to the tax consequences of a conversion in the Merger of Company Common Stock that is received upon the exercise of Warrants prior to the Effective Time in contemplation of the Merger.

     (c) Consent Under Agreements. Parent shall have obtained the consent or approval of each person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated in this Agreement.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any events, changes or developments that, individually or in the aggregate, would have a Material Adverse Effect on Parent, other than (i) general advertising industry conditions and (ii) matters described in the Parent Letter. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (e) Litigation. There shall not be pending any suit, action or proceeding before any Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would have a Material Adverse Effect on Parent (assuming the Merger had taken place).

     Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (b) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that for federal income tax purposes:

     (i) the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

     (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

     (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

     (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

     (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Sidley & Austin may rely upon, among other things, representations contained herein, representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from certain stockholders of the Company. This condition precedent shall be satisfied even if such opinion does not express an opinion as to the tax consequences of a conversion in the Merger of Company Common Stock that is received upon the exercise of Warrants prior to the Effective Time in contemplation of the Merger.

     (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or upon the consummation of the transactions contemplated in this Agreement.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any events, changes or developments that, individually or in the aggregate, would have a Material Adverse Effect on the Company, other than (i) general advertising industry conditions and (ii) matters described in the Company Letter. Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (e) Litigation. There shall not be pending any suit, action or proceeding before any Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would have a Material Adverse Effect on Parent (assuming the Merger had taken place).

     (f) FIRPTA Certificates. Parent shall have received from the Company the statement and notification referred to in, and in accordance with the provisions of, Section 5.19.


     ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or
Parent:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 10 business days following receipt by such other party of written notice of such failure to comply;

     (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality which has the effect of making such representation or warranty not true and correct, in each case which breach has not been cured within 10 business days following receipt by the breaching party of written notice of the breach;

     (d) by either Parent or the Company if the Merger has not been effected on or prior to the close of business on December 31, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

     (e) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that Parent shall, if necessary to prevent any such issuance or the taking of such action, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, respectively;

     (f) by either Parent or the Company if the stockholders of the Company do not adopt this Agreement at the Company Stockholder Meeting or at any adjournment or postponement thereof;

     (g) by either Parent or the Company if the stockholders of Parent do not approve the Charter Amendment and the Share Issuance and the election of directors at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

     (h) by either Parent or the Company if (i) the Board of Directors of the Company reasonably determines that a Company Takeover Proposal constitutes a Superior Company Takeover Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(h)(i) unless and until five business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company; or (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company fails within ten business days following such commencement to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); provided, however, that the Company may not terminate this Agreement pursuant to clause (i) or (ii) of this Section 7.1(h) unless it is in full compliance with its obligations under Section 4.3(a) and
5.1 and, further, unless simultaneously with such termination the Company pays to Parent the amount specified under Section 5.7(b); and provided, further, that any termination by Parent pursuant to clause (i) or (ii) of this Section 7.1(h) shall in no way constitute an admission that the Company complied with the provisions of Section 4.3(a) or any other provisions hereof;

     (i) by either Parent or the Company if the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or determination that the Merger is fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so; or

     (j) by either Parent or the Company if (i) the Board of Directors of Parent reasonably determines that a Parent Takeover Proposal constitutes a Superior Parent Takeover Proposal; provided however, that Parent may not terminate this Agreement pursuant to this Section 7.1(j)(i) unless and until five business days have elapsed following delivery to the Company of a written notice of such determination by the board of Directors of Parent; or (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of Parent is commenced and the Board of Directors of Parent fails within ten business days following such commencement to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); provided, however, that Parent may not terminate this Agreement pursuant to clause (i) or (ii) of this Section 7.1(j) unless it is in full compliance with its obligations under Section 4.3(b) and 5.1 and, further unless simultaneously with such termination Parent pays to the Company the amount specified under Section 5.7(c); and provided, further, that any termination by the Company pursuant to clause (i) or (ii) of this
Section 7.1(j) shall in no way constitute an admission that Parent complied with the provisions of Section 4.3(b) or any other provisions hereof.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for Sections 5.4(c), 5.7 and 5.10 and this Section 7.2, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any breach hereof.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                              GENERAL PROVISIONS
                              ------------------

     Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than representations made in connection with the opinions described in Sections 6.2(b) and 6.3(b), which shall terminate five years after the Effective Time) shall terminate at the Effective Time.

     Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                                (a)  if to Parent or Sub, to

                                         True North Communications Inc.
                                         101 East Erie Street
                                         Chicago, Illinois 60611
                                         Attention:  Chief Executive Officer
                                         Facsimile No.:  312/440-6615

                                     with copies to:

                                         Attention:  Theodore J. Theophilos
                                                      General Counsel
                                         Facsimile No.:  312/425-6354

                                     and

                                         Thomas A. Cole, Esq.
                                         Sidley & Austin
                                         One First National Plaza
                                         Chicago, Illinois  60603
                                         Facsimile No.:  312/853-7036

                                (b)  if to the Company, to

                                         Bozell, Jacobs, Kenyon & Eckhardt, Inc.
                                         40 West 23rd Street
                                         New York, New York 10010
                                         Attention:  Chief Executive Officer
                                         Facsimile No.:  212/727-5420

                                with copy to:

                                         Kevin Keogh, Esq.
                                         White & Case
                                         1155 Avenue of the Americas
                                         New York, New York  10036
                                         Facsimile No.:  (212) 354-8113

     Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in Section 5.4(c), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.13, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     Section 8.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an understanding on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

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

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                    TRUE NORTH COMMUNICATIONS INC.


                                    By: /s/ Bruce Mason
                                        -----------------------
                                        Name:
                                        Title:

Attest:


--------------------
Name:
Title:

                                    CHEROKEE ACQUISITION CORPORATION


                                    By: /s/ Bruce Mason
                                        -----------------------
                                        Name:
                                        Title:

Attest:


--------------------
Name:
Title:

                                    BOZELL, JACOBS, KENYON & ECKHARDT, INC.


                                    By: /s/ Charles D. Peebler
                                        -----------------------
                                        Name:
                                        Title:


Attest:


--------------------
Name:
Title:

                                      54